Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of NovaDel Pharma Inc. on previously filed Forms S-8 (File Nos. 333-148130, 333-42103 and 333-116665) and Forms S-3/S-3A (File Nos. 333-140054, 333-126489, 333-135902 and 333-134028) of our report dated March 28, 2008 on our audits of the balance sheets of NovaDel Pharma Inc. as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2007, the five months ended December 31, 2006 and for the fiscal years ended July 31, 2006 and 2005, which report is included in this Annual Report on Form 10-K.

/s/ J.H. Cohn LLP Roseland, New Jersey March 28, 2008